EXHIBIT 99.7

ThrustMaster, Inc.
1998 STOCK OPTION PLAN
INCENTIVE STOCK OPTION AGREEMENT

    THIS AGREEMENT is entered into as of the 12th day of October, 1998, between THRUSTMASTER, INC., an Oregon corporation (the "Company"), and Mr. Frank G. Hausmann, Jr. (the "Optionee").

    A.  The Company has approved and adopted the 1998 Stock Option Plan (the "Plan"), pursuant to which the Plan Administrator is authorized to grant to employees of the Company and other persons selected by the Plan Administrator options to purchase common stock, without par value, of the Company (the "Common Stock");

    B.  The options granted hereunder are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, the Company hereby grants to Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, 110,000 shares of Common Stock (the "Option").

    1.  EXERCISE PRICE.  The exercise price for the Option shall be $2.75 per share.

    2.  VESTING SCHEDULE.  The Option shall not be exercisable until it has vested. The Option shall vest according to the following schedule:

Number of Years Plus One Day Following Date of Grant	Percentage of Total Option to be Exercisable
1	25%
2	50%
3	75%
4	100%

    3.  OPTION NOT TRANSFERABLE.  The Option is not transferable except by will or the laws of descent and distribution.

    4.  INVESTMENT INTENT.  By accepting the Option, Optionee represents and agrees for himself and all persons who acquire rights in the Option through Optionee, that none of the shares of Common Stock purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. If requested by the Company, Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition or otherwise) to that effect, prior to delivery of the purchased shares of Common Stock.

    5.  TERMINATION OF OPTION.  A vested Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

  (i)
  ten (10) years from the Date of Grant;

  (ii)
  the expiration of ninety (90) days from the date of Optionee's termination of employment with the Company for any reason other than death or Disability (as defined in the Plan); or

  (iii)
  the expiration of one (1) year from the date of death of Optionee or the cessation of employment of Optionee by reason of Disability (as defined in the Plan).

If Optionee's employment is terminated by death, any Option held by Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by Optionee's will or by the laws of descent and distribution of the state or country of Optionee's domicile at the time of death. Subject to Section 5(g) of the Plan, each unvested Option granted pursuant hereto shall terminate upon Optionee's termination of employment for any reason whatsoever, including death or Disability.

    6.  STOCK.  In the case of any stock split, stock dividend or like change in the nature of shares granted by this Agreement, the number of shares and option price shall be proportionately adjusted as set forth in Section 5(m) of the Plan.

    7.  EXERCISE OF OPTION.  Each exercise of the Option shall be by means of delivery of a Notice of Election to Exercise (which may be in the form attached hereto as Exhibit A) to the Secretary of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash, or by certified or cashier's check payable to the order of the Company, of the full exercise price for the Common Stock to be purchased, plus amounts required to be paid by optionee to satisfy any tax withholding obligations associated with such exercise.

    8.  OPTIONEE ACKNOWLEDGMENTS.  Optionee acknowledges that he or she has read and understands the terms of this Agreement and the Plan, and that:

  (a)
  The issuance of shares of Common Stock pursuant to the exercise of the Option, and any resale of the shares of Common Stock, may only be effected in compliance with applicable state and federal laws and regulations and that Optionee may be required to execute and deliver representations and warranties to that effect prior to the exercise of any portion of the Option;

  (b)
  Optionee is not entitled to any rights as a shareholder with respect to any shares of Common Stock issuable hereunder until Optionee becomes a shareholder of record;

  (c)
  The shares of Common Stock subject hereto may be adjusted in the event of certain changes in the capital structure of the Company or for any other reason required or permitted by the Plan;

  (d)
  As a condition to the exercise of the Option, Optionee may be required to make such arrangements as the Plan Administrator requires for the satisfaction of any federal, state or local withholding tax obligations; and

  (e)
  This Agreement does not constitute an employment agreement nor does it entitle Optionee to any specific employment or contractual relationship, or to any employment or contractual relationship for a period of time, and that Optionee's continued employment or contractual relationship with the Company, if any, shall be at will and is subject to termination in accordance with the Company's prevailing policies and any other agreement between Optionee and the Company.

    9.  PROFESSIONAL ADVICE.  The acceptance and exercise of the Option and the sale of Common Stock issued pursuant to the exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of Optionee. Accordingly, Optionee acknowledges that Optionee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and Optionee's dealings with respect to the Option or the Common Stock.

    10.  NOTICES.  Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

Company:	ThrustMaster, Inc. 7175 NW Evergreen Parkway #400 Hillsboro, Oregon 97124 ATTN: Secretary
Optionee:	Mr. Frank G. Hausmann, Jr. 10935 SW Avocet Court Beaverton, Oregon 97007

    11.  AGREEMENT SUBJECT TO PLAN.  The Option and this Agreement evidencing and confirming the same are subject to the terms and conditions set forth in the Plan and in any amendments to the Plan existing now or in the future, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to Optionee. Should any conflict exist between the provisions of the Plan and those of this Agreement, those of the Plan shall govern and control. This Agreement and the Plan comprise the entire understanding between the Company and Optionee with respect to the Option and shall be construed and enforced under the laws of the State of Oregon.

THRUSTMASTER, INC.
By:	/s/ ED BRIGHTON
Its:	Vice President—Operations
OPTIONEE
Mr. Frank G. Hausmann, Jr.
/S/ FRANK G. HAUSMANN, JR. Signature

Exhibit A
Notice of Election to Exercise

    This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5(h) of the ThrustMaster, Inc. 1998 Stock Option Plan (the "Plan") and Section 7 of that certain Stock Option Agreement (the "Agreement") dated as of the 12th day of October, 1998, between ThrustMaster, Inc. (the "Company") and the undersigned.

    The undersigned hereby elects to exercise Optionee's option to purchase      shares of the common stock of the Company at a purchase price of $2.75 per share, for aggregate consideration of            , on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 7 of the Agreement, accompanies this Notice.

    The undersigned has executed this Notice this      day of            ,      .

Mr. Frank G. Hausmann, Jr.
Signature